Exhibit 99.1

Strategic Storage Trust VI, Inc. Enters the Portland, Oregon Market with the Acquisition of Two Recently-Constructed Facilities

LADERA RANCH, CALIF – March 31, 2022 – Strategic Storage Trust VI, Inc. (“SST VI”), a publicly-registered real estate investment trust sponsored by an affiliate of SmartStop Self Storage REIT, Inc. (“SmartStop”), announced today the acquisition of two recently-constructed self storage facilities in the Portland MSA. These represent the ninth and tenth acquisitions in SST VI. Since SST VI launched as a private REIT in the first quarter of 2021, the REIT has purchased approximately $124 million of self storage facilities and land parcels to be developed into self storage.

“We are extremely excited to enter the Portland market with these two fantastic newly constructed properties,” said Wayne Johnson, Chief Investment Officer of SST VI. “With our tenth acquisition in the REIT, we believe we are amassing a very high quality portfolio that we expect will create strong value for stockholders.”

Located at 4836 SE Powell Blvd, the newly constructed facility in Portland, OR is about three miles east of downtown. Opened in June of 2020, the three-story facility is composed of approximately 56,500 square feet of rental space. The facility’s 520 units are 100% climate controlled with a blend of drive-up, first-floor and elevator-access units. This location is well positioned to serve the areas of Richmond, Hawthorne, Hosford-Abernethy, Reed, Creston-Kenilworth, South Tabor and Southeast Portland and has direct frontage on the corner of SE Powell Blvd and SE 49th Ave with additional visibility from SE Foster Ave. The facility is located in a high density, mature, and moderate income area that is currently experiencing a revitalization.

The Vancouver, WA facility, which opened in February 2020, is located at 16600 SE 18th Street in the Fisher’s Landing neighborhood. It offers approximately 99,200 square feet of rental space and 1,090 units, 100% of which is interior climate controlled. This location serves the areas of Northfield, Cascade Highlands, Fisher’s Landing East, Countryside Woods and Bella Vista and has visibility SE 15th Street and SE 164th Street. The facility is surrounded by high quality retail and very dense and affluent residential communities. It also has desirable amenities including a sophisticated security system, secured and alarmed doors, gated entry, LED lighting.

About Strategic Storage Trust VI, Inc. (SST VI):

SST VI is a Maryland corporation that intends to qualify as a REIT for federal income tax purposes. SST VI’s primary investment strategy is to invest in income-producing and growth self storage facilities and related self storage real estate investments in the Unites States and Canada. As of March 31, 2022, SST VI has a portfolio of eight operating properties in the United States comprising approximately 5,190 units and 543,195 rentable square feet and joint venture interests in two development properties in Toronto, Ontario.

About SmartStop Self Storage REIT, Inc. (SmartStop):

SmartStop is a self-managed REIT with a fully integrated operations team of approximately 420 self storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self storage programs. As of March 31, 2022, SmartStop is one of the largest self storage companies in North America, with an owned and managed portfolio of 165 properties in 19 states and Ontario, Canada and comprising approximately 112,000 units and 12.8 million rentable square feet. SmartStop and its affiliates own or manage 19 operating self storage properties in the Greater Toronto Area, which total approximately 16,200 units and 1.7 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

Contact:

David Corak

VP of Corporate Finance

SmartStop Self Storage REIT, Inc.

949-429-3331

IR@smartstop.com